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                                                                      EXHIBIT 12

                          CENTRAL GARDEN & PET COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (dollars in thousands)

                                                          September 27,  September 26  September 25,  September 30,  September 29,
                                                              1997           1998          1999           2000            2001
                                                          -------------  ------------  -------------  -------------  -------------
Income (loss) before income taxes ......................     $ 30,368       $ 58,095      $ 43,733       $ (6,598)      $(10,961)
Fixed charges(1) .......................................        7,609          8,807        13,755         24,841         24,863
                                                          -------------  ------------  -------------  -------------  -------------
   Total earnings and fixed charges ....................       37,977         66,902        57,488         18,243         13,902

Fixed charges(1) .......................................     $  7,609       $  8,807      $ 13,755       $ 24,841       $ 24,863

Ratio of earnings to fixed charges .....................         4.99           7.60          4.18           0.73           0.56
                                                          =============  ============  =============  =============  =============

(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.